EXHIBIT 99

                               NASDAQ SYMBOL: LASE


              LASERSIGHT RECEIVES $4 MILLION FOR EXCLUSIVE LICENSE
              ----------------------------------------------------

St. Louis, MO -- September 23, 1997 -- LaserSight Incorporated (NASDAQ: LASE) today announced it has received a one-time lump sum payment of $4 million from a third party in exchange for an exclusive worldwide royalty-free patent license covering the vascular and cardiovascular rights included in the patents recently acquired from International Business Machines Corporation (NYSE: IBM).

"This license agreement demonstrates the importance and value of what we have acquired from IBM," said Michael R. Farris, president and chief executive officer of LaserSight. "We are pursuing and in discussions with a number of other potential licensees in both the ophthalmic and non-ophthalmic fields. The patent claims are not limited to the ophthalmic field; therefore, all medical specialties using excimer lasers are potential licensees."

Under the terms of the company's recent financing to purchase the IBM patents, LaserSight may redeem up to 70 percent of the preferred shares outstanding. The company is currently reviewing the amount to be redeemed and the timing of such.

LaserSight Incorporated is a holding company with operating subsidiaries engaged in the business of ophthalmic laser manufacturing and international sales, third-party managed vision care administration, ophthalmic practice management, and health and vision care consulting services.

This press release contains forward-looking statements regarding future events and future performance of the Company which involve risks and uncertainties that could materially affect actual results. Investors should refer to documents the Company files from time to time with the Securities and Exchange Commission for a description of certain factors which could cause actual results to vary from current expectations and the forward-looking statements contained in this press release. Such filings include, without limitation, the Company's Form 10-K, Form 10-Q and Form 8-K reports.

For additional information please contact:  Marti Benfield
                                            Manager, Investor Relations
                                            LaserSight Incorporated
                                            (314) 469-3220
                                            Visit us on the Internet at
                                            www.lase.com